FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-199755

PROSPECTUS
DATED JANUARY 28, 2015

1,881,482 Shares of Common Stock

This prospectus relates to the public offering, which is not being underwritten, of 1,881,482 shares of our common stock that are held by one of our current stockholders. We will not receive any of the proceeds from the offer and sale of the shares.

Our common stock is traded on the NYSE MKT under the symbol “ADGE.” The last reported sales price of the common stock on the NYSE MKT on January 6, 2015, was $0.58 per share. The selling stockholder may sell all or a portion of its shares on the NYSE MKT at prices prevailing at the time of sale, or related to the market price at the time of sale, or it may otherwise sell its shares at negotiated prices.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

SEE “RISK FACTORS” BEGINNING ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 28, 2015

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO THE “COMPANY,” “AMERICAN DG ENERGY,” “WE,” “US” AND “OUR” REFER TO AMERICAN DG ENERGY INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such forward-looking statements involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section called “Risk Factors” below and incorporated by reference herein from our SEC filings. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OUR COMPANY

We distribute and operate on-site cogeneration systems that produce both electricity and heat. Our business is to own the equipment that we install at customers’ facilities and to sell the energy produced by these systems to the customers on a long-term contractual basis. We call this business the American DG Energy “On-Site Utility”.

We offer a range of cogeneration systems that are highly reliable and energy efficient. Our cogeneration systems produce electricity from an internal combustion engine driving a generator, while the heat from the engine and exhaust is recovered and typically used to produce heat and hot water for on-site processes. We also distribute and operate water chiller systems that operate in a similar manner, except that the engine’s power drives a large air-conditioning compressor while recovering heat for hot water. Cogeneration systems reduce the amount of electricity that the customer must purchase from the local utility and produce valuable heat and hot water for the site to use as required. Our principal executive offices are located at 45 First Avenue, Waltham, Massachusetts 02451, and our telephone number is 781-622-1120.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors under the heading “Risk Factors” in our most recent annual report on Form 10-K, as revised or supplemented by our quarterly reports on Form 10-Q filed with the SEC since the filing of our most recent annual report on Form 10-K, all of which are on file with the SEC and are incorporated herein by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling stockholder of its common stock covered by this prospectus. The principal purpose of this offering is to register shares issued to RBC cees Nominees Limited in a private placement and in lieu of cash interest payments on certain notes, each as further described below.

SELLING SECURITY HOLDER

The following table sets forth the number of shares beneficially owned by the selling stockholder as of January 6, 2015 and the number of shares that may be offered by the selling stockholder pursuant to this prospectus. We have assumed, when calculating the numbers in the table, that all of the shares owned by the selling stockholder and offered pursuant to this prospectus will be sold.

As of January 6, 2015, there were 52,463,029 shares of common stock outstanding.

	Shares Owned Before the Offering(2)		Shares Offered Pursuant to this Prospectus		Shares Owned After the Offering(2)
Selling Stockholder	Number	Percent	Number	Percent	Number	Percent
RBC cees Nominees Limited(1)	9,938,354	16.4%	1,881,482	3.6%	8,056,872	13.3%

(1)	Royal Bank of Canada’s Corporate Employees and Executive Services Trustee Limited, or RBC cees Trustee Ltd., has ultimate control over the shares held by the selling stockholder. The address of the selling stockholder and RBC cees Trustee Ltd. is: 19 – 21 Broad Street, St. Helier, JE1 3PB, Jersey, United Kingdom. The selling stockholder is an affiliate of a broker-dealer and has certified that the securities registered in this prospectus were obtained in the ordinary course of business, and at the time they were obtained, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(2)	Includes: (a) 1,881,482 shares of common stock held by RBC cees Nominees Limited and (b) 8,056,872 shares of common stock that RBC cees Nominees Limited has the right to acquire pursuant to currently convertible 6% Senior Unsecured Convertible Debentures due 2018. The percentages reflected above are based on a total outstanding share amount of 60,747,846, which assumes conversion of these 8,056,872 shares.

The selling stockholder received 1,274,339 of the shares being offered pursuant to this prospectus as part of the May 25, 2012, November 25, 2012, May 25, 2013, November 25, 2013 and May 25, 2014 payments described below. The selling stockholder purchased 607,143 of the shares being offered pursuant to this prospectus as part of a private placement on July 24, 2009. At the time of these acquisitions the selling stockholder did not have any agreements or understandings directly or indirectly with any person to distribute the securities. If any shares of our common stock are sold by the selling stockholder pursuant to this prospectus, they may be deemed an underwriter with respect thereto under the Securities Act.

On May 23, 2011, the Company issued $12,500,000 aggregate principal amount of debentures, or the Initial 2018 Debentures, to RBC cees Nominees Limited, the beneficial owner of 16.4% of the Company’s common stock, and to John N. Hatsopoulos, the Company’s Co-Chief Executive Officer. On November 30, 2011, the Company issued an additional $6,900,000 aggregate principal amount of debentures, or the Additional 2018 Debentures, and, together with the Initial 2018 Debentures, the 2018 Debentures, to RBC cees Nominees Limited. The 2018 Debentures mature on May 25, 2018 and accrue interest at the rate of 6.0% per annum payable on a semi-annual basis. At each holder’s option, the debentures are convertible into shares of the Company’s common stock. The Company has the option to redeem at 115% of Par Value any or all of the debentures after May 25, 2016. The proceeds of the debentures were used in connection with the development and installation of energy systems, business development and for general corporate purposes.

On March 22, 2012, the Company modified through an amendment the terms of the interest payment due to the holders. Under the terms of the amendment, the holders agreed to receive semi-annual interest payments on May 25th and November 25th in shares of the Company's common stock instead of cash for 2012, 2013 and 2014, provided that the Company's shares are listed on a National Securities Exchange. Under the terms of the amendment, for the May semi-annual interest payment, the Company used the April average daily closing price of the Company’s common stock in order to determine the conversion price. All other terms and conditions of the 2018 Debentures, including interest rate and maturity date remained the same.

On May 25, 2012, the total interest due to the 2018 Debenture holders was $559,000 and in connection with the March 22, 2012 amendment, the Company issued to the debenture holders 251,917 shares of common stock, of which 219,469 shares were issued to the selling security holder, at $2.22 per share, which was the average price of the Company’s common stock during the month of April 2012. In connection with this transaction, the Company recorded an additional $153,921 of non-cash interest expense, which was the difference between the average stock price and the fair market value on May 25, 2012.

On September 28, 2012, the Company modified through an amendment the terms of the interest payment due to the holders. Under the terms of the amendment, the holders agreed that the Company will use the average daily closing price of the Company’s common stock 10 business days before each semi-annual interest payment date in order to determine the conversion price for such payments. All other terms and conditions of the 2018 Debentures, including interest rate and maturity date remained the same.

On November 25, 2012, the total interest due to the 2018 Debenture holders was $582,000 and in connection with the September 28, 2012 amendment, the Company issued to the debenture holders 249,787 shares of common stock, of which 218,885 shares were issued to the selling security holder, at $2.33 per share. In connection with this transaction, the Company recorded a reduction of $57,451 of non-cash interest expense, which was the difference between the average stock price and the fair market value on November 25, 2012.

On January 10, 2013, at the request of all holders of the Company’s 2018 Debentures, the Company modified through an amendment the terms of the interest payment due to the holders. Under the terms of the amendment, the holders agreed to receive interest payments on an annual basis starting on November 25, 2013 and that the Company will use the average daily closing price of the Company’s common stock 10 business days before the interest payment due date in order to determine the conversion price. All other terms and conditions of the 2018 Debentures, including interest rate and maturity date remained the same.

On May 24, 2013, at the request of all holders of the Company’s 2018 Debentures, the Company modified through an amendment the terms of the interest payment due to the holders. Under the terms of the amendment, the holders agreed to receive semi-annual interest payments on May 25th and November 25th in shares of the Company's common stock instead of cash for 2012, 2013 and 2014, provided that the Company's shares are listed on a National Securities Exchange. Under the terms of this amendment, for the May semi-annual interest payment, the Company used the April average daily closing price of the Company’s common stock in order to determine the conversion price. Likewise, for the November semi-annual interest payment, the Company used the October average daily closing price of the Company’s common stock in order to determine the conversion price. All other terms and conditions of the 2018 Debentures, including interest rate and maturity date remained the same.

On May 25, 2013, the total interest due to the 2018 Debenture holders was $582,000 and in connection with the May 24, 2013 amendment, the Company issued to the debenture holders 316,462 shares of common stock, of which 277,312 shares were issued to the selling security holder, at $1.84 per share, which was the average price of the Company's common stock during the month of April 2013. In connection with this transaction, the Company recorded a reduction of $53,511 of non-cash interest expense, which was the difference between the average stock price and the fair market value on May 25, 2013.

On November 25, 2013, the total interest due to the debenture holders was $582,000 and in connection with the May 24, 2013 amendment, the Company issued to the debenture holders 377,391 shares of common stock, of which 330,703 shares were issued to the selling security holder, at $1.54 per share which was the average price of the Company's common stock during the month of April. In connection with this transaction, the Company recorded an additional charge of $59,562 of non-cash interest expense, which was the difference between the average stock price and the fair market value on October 25, 2013.

On May 25, 2014, the total interest due to the 2018 Debenture holders was $582,000 and in connection with the May 24, 2013 amendment, the Company issued to the debenture holders 260,154 shares of common stock at $2.24 per share, of which 227,970 shares were issued to the selling security holder, which was the average price of the Company's common stock during the month of April 2014. In connection with this transaction, the Company recorded an additional charge of $42,368 of non-cash interest expense, which was the difference between the average stock price and the fair market value on May 25, 2014.

On October 3, 2014, the Company, entered into a convertible note amendment agreement, or the Note Amendment Agreement, with EuroSite Power Inc., the Company’s majority owned subsidiary, or EuroSite, John N. Hatsopoulos, the Company’s Co-Chief Executive Officer, and certain security holders, including the selling security holder. In part, the Note Amendment Agreement provided that the holders of the Company’s 2018 Debentures exchange the 2018 Debentures for like principal amounts of 6% Senior Unsecured Convertible Debentures Due 2018, amended to reflect the prepayment to the holders of all accrued and future interest under the 2018 Debentures in shares of common stock of EuroSite, which the Company then owned at a conversion price of $.50 per share, and issued to the holders warrants to purchase shares of common stock of EuroSite owned by the Company at an exercise price of $.60 per share and an expiration date of October 3, 2017.

In connection with the Company’s offering of 2,650,000 shares of the Company’s common stock and 2,650,000 warrants to purchase the Company’s common stock, which closed on August 6, 2014, the selling stockholder entered into a lock-up agreement with the underwriter for the offering. Under the terms of the lock-up agreement, subject to certain exceptions, the selling stockholder may not offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Company’s common stock or any securities convertible into or exercisable or exchangeable for shares of common stock until November 4, 2014.

PLAN OF DISTRIBUTION

The shares offered in this prospectus may be offered and sold from time to time for the account of the selling stockholder, including donees, transferees, pledgees, distributees or other successors in interest that receive such shares as a gift or through another non-sale related transfer from the selling stockholder.

The selling stockholder will act independently of American DG Energy in making decisions with respect to the timing, manner and size of any sale. The selling stockholder may sell the shares:

•	at then-prevailing prices and terms;
•	at prices related to the then-current market price; or
•	at negotiated prices.

The sales may be made in the over-the-counter market, on the NYSE MKT, or on any exchange on which the shares are listed. The selling stockholder may sell the shares in one or more of the following types of transactions:

•	one or more block trades in which the broker or dealer will attempt to sell as agent or principal all or a portion of the shares held by the selling stockholder;
•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;
•	in negotiated transactions; or
•	through other means.

The selling stockholder may enter into hedging transactions when selling the shares. For example, the selling stockholder may:

•	sell shares short and redeliver such shares to close out their short positions;
•	enter into transactions involving short sales by the brokers or dealers;
•	enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus; or
•	loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholder may affect sales through brokers, dealers or agents, who in turn may arrange for other brokers or dealers to participate. The brokers, dealers or agents may receive discounts, concessions, commissions or fees from the selling stockholder and/or purchasers of the shares in amounts to be determined prior to the sale. Under the federal securities laws, these brokers or dealers and any other participating brokers or dealers may be deemed to be an “underwriter” and any discounts, concessions or commissions received by them may be deemed to be “underwriting compensation” under the Securities Act. Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling the shares, the selling stockholder may:

•	sell its shares under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144;
•	transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets; or
•	agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholder is not subject to any underwriting agreement. The selling stockholder, or any parties who receive the shares from the selling stockholder by way of a gift, donation, distribution or other transfer, may sell the shares covered by this prospectus.

American DG Energy will pay all expenses incident to the offering and sale of the shares to the public other than any discounts, concessions, commissions or fees of underwriters, brokers, dealers or agents.

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the exemption has been complied with.

We intend to maintain the effectiveness of this prospectus until the shares registered pursuant to this prospectus may be resold by the selling stockholder without restriction. We may suspend the selling stockholder’s right to resell shares under this prospectus.

We shall inform the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its respective affiliates.

We will not receive any proceeds from this offering. The selling stockholder will pay or assume brokerage commissions or other similar charges and expenses incurred in the resale of the shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for American DG Energy by Sullivan & Worcester LLP, Boston, Massachusetts.

EXPERTS

The financial statements of American DG Energy appearing in its Annual Report on Form 10-K for the year ended as of December 31, 2013, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of McGladrey LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room located at: 100 F Street N.E., Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 100 F Street N.E., Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

You may also obtain information about us, including copies of our SEC reports, through our website at www.americandg.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, references, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part. Requests for documents may also be addressed in writing or by telephone to: Gabriel Parmese, Chief Financial Officer, American DG Energy Inc., 45 First Avenue, Waltham, MA 02451, Phone: (781) 522-6020.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and that we incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on April 9, 2014.
•	The information identified as incorporated by reference under Items 10 through 14 of Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, from the Company’s Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders, filed with the SEC on April 30, 2014.
•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 15, 2014.
•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the SEC on August 14, 2014.
•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed with the SEC on November 14, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on February 19, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on February 19, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on February 25, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on April 4, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on May 7, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on June 12, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on July 16, 2014.
•	The Company’s Current Report on Form 8-K/A filed with the SEC on August 1, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on August 19, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on September 17, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on September 24, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on October 6, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on October 14, 2014.
•	The Company’s Current Report on Form 8-K filed with the SEC on November 4, 2014.
•	The description of our common stock contained in our Form 8-A filed with the SEC on October 15, 2009 and including all amendments and reports filed for the purpose of updating such description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information: Gabriel Parmese, Chief Financial Officer, American DG Energy Inc., 45 First Avenue, Waltham, MA 02451, Phone: (781) 522-6020.

* * *

This information is part of a registration statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.